Execution Copy


                               AGREEMENT AND PLAN
                                    OF MERGER
                                   DATED AS OF
                               September 30, 1997
                                      AMONG
                         PROMETHEUS SENIOR QUARTERS LLC,
                          PROMETHEUS ACQUISITION CORP.
                                       AND
                          KAPSON SENIOR QUARTERS CORP.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
AGREEMENT AND PLAN OF MERGER.................................................1

ARTICLE I         THE MERGER.................................................2
      Section 1.1       The Merger...........................................2
      Section 1.2       Effective Time of the Merger.........................2
      Section 1.3       Company Actions......................................2

ARTICLE II        THE SURVIVING CORPORATION..................................3
      Section 2.1       Certificate of Incorporation.........................3
      Section 2.2       Bylaws...............................................3
      Section 2.3       Board of Directors and Officers......................3
      Section 2.4       Effects of Merger....................................3

ARTICLE III             CONVERSION OF SHARES.................................3
      Section 3.1       Retained Share Elections.............................3
      Section 3.2       Conversion of Shares.................................5
      Section 3.3       Proration............................................6
      Section 3.4       Conversion of Common Stock of Sub....................7
      Section 3.5       Exchange of Certificates.............................7
      Section 3.6       Stock Options.......................................10
      Section 3.7       Stockholders' Meetings..............................10
      Section 3.8       Closing.............................................10
      Section 3.9       Transfer Taxes......................................10
      Section 3.10      Form of Transaction.................................11

ARTICLE IV        REPRESENTATIONS AND WARRANTIES
                  OF INVESTOR...............................................11
      Section 4.1       Organization, Standing and Power....................11
      Section 4.2       Authority; NonContravention.........................11
      Section 4.3       Financing...........................................12
      Section 4.4       Brokers.............................................12

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF
                  THE COMPANY...............................................13
      Section 5.1       Organization, Standing and Power....................13
      Section 5.2       Capital Structure...................................13
      Section 5.3       Subsidiaries........................................14


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      Section 5.4       Authority; Non-Contravention........................14
      Section 5.5       SEC Documents.......................................16
      Section 5.6       Absence of Certain Events...........................17
      Section 5.7       Litigation..........................................17
      Section 5.8       Compliance with Law.................................18
      Section 5.9       Employee Plans......................................21
      Section 5.10      Employment Relations and Agreement..................23
      Section 5.11      Contracts...........................................24
      Section 5.12      Environmental Laws and Regulations..................26
      Section 5.13      Property and Leases.................................28
      Section 5.14      Patents, Trademarks, Copyrights.....................31
      Section 5.15      Insurance...........................................32
      Section 5.16      Takeover Statutes...................................32
      Section 5.17      Taxes...............................................32
      Section 5.18      No Change of Control................................32
      Section 5.19      Brokers.............................................33
      Section 5.20      Disclosures.........................................33

ARTICLE VI        REPRESENTATIONS AND WARRANTIES
                  REGARDING SUB.............................................33
      Section 6.1       Organization and Standing...........................33
      Section 6.2       Authority; NonContravention.........................34

ARTICLE VII       COVENANTS RELATING TO CONDUCT
                  OF BUSINESS...............................................34
      Section 7.1       Conduct of Business by the Company Pending the
                        Merger..............................................34
      Section 7.2       Conduct of Business of Sub Pending the Merger.......38

ARTICLE VIII      ADDITIONAL AGREEMENTS.....................................38
      Section 8.1       Registration Statement/Proxy Statement..............38
      Section 8.2       Compliance with the Securities Act..................39
      Section 8.3       Indemnification.....................................40
      Section 8.4       Additional Agreements...............................41
      Section 8.5       No Shop.............................................41
      Section 8.6       Advice of Changes; SEC Filings......................42
      Section 8.7       Registration Rights Agreement.......................42
      Section 8.8       Directors...........................................43


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ARTICLE IX        CONDITIONS PRECEDENT......................................43
      Section 9.2       Conditions to Obligation of the Company to Effect
                        the Merger..........................................43
      Section 9.3       Conditions to Obligations of Investor and Sub
                        to Effect the Merger................................44

ARTICLE X         TERMINATION, AMENDMENT AND WAIVER.........................45
      Section 10.1      Termination by Mutual Consent.......................45
      Section 10.2      Termination by Either Investor or the Company.......45
      Section 10.3      Termination by Investor.............................45
      Section 10.4      Termination by the Company..........................46

ARTICLE XI        MISCELLANEOUS.............................................47
      Section 11.1      Non-Survival of Representations, Warranties
                        and Agreements......................................48
      Section 11.3      Fees and Expenses...................................49
      Section 11.4      Publicity...........................................49
      Section 11.5      Specific Performance................................49
      Section 11.6      Assignment; Binding Effect..........................49
      Section 11.7      Entire Agreement....................................50
      Section 11.8      Amendment...........................................50
      Section 11.9      Governing Law.......................................50
      Section 11.10     Counterparts........................................50
      Section 11.11     Headings and Table of Contents......................50
      Section 11.12     Interpretation......................................50
      Section 11.13     Waivers.............................................51
      Section 11.14     Incorporation of Exhibits...........................51
      Section 11.15     Severability........................................51
      Section 11.16     Subsidiaries........................................51

Schedules
      Schedule 2.3 - Directors
      Schedule 9.3(c) - Consents and Approvals
      Schedule 9.3(f) - Certain Matters

Exhibits
         Exhibit A  Current Operating Plan and Budget of Company
                    and its Subsidiaries
         Exhibit B  Form of Affiliate Letter


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                               Defined Terms Index

Affiliate......................................................Section 8.2
Affiliate Letter...............................................Section 8.2
Agreement......................................................Preamble
Alternative Proposal...........................................Section 8.5
Blue Sky Laws..................................................Section 4.2
Budgets........................................................Section 9.3
Capital Expenditure Budget and Schedule........................Section 5.14
Cash Merger Price..............................................Section 3.2
Closing........................................................Section 3.8
Code...........................................................Section 5.10
Common Stock...................................................Section 3.2
Common Stock Cash Merger Price.................................Section 3.2
Company........................................................Preamble
Company Benefit Plan...........................................Section 5.10
Company Disclosure Letter......................................Section 5.2
Company Properties.............................................Section 5.14
Company Property...............................................Section 5.14
Company Reports................................................Section 5.5
Company SEC Documents..........................................Section 5.5
Contracts......................................................Section 5.12
Development Budget and Schedule................................Section 5.14
Development Properties.........................................Section 5.14
DGCL...........................................................Recitals
Dissenting Shares..............................................Section 3.2
Effective Time.................................................Section 1.2
Elected Cash Share.............................................Section 3.1
Elected Retained Share.........................................Section 3.1
Elected Retained Share Number..................................Section 3.3
Election Date..................................................Section 3.1
Election Form..................................................Section 3.1
Employment Agreements..........................................Section 5.11
Environmental Claim............................................Section 5.13
Environmental Laws.............................................Section 5.13
ERISA..........................................................Section 5.10
Exchange Act...................................................Section 4.2
Exchange Fund..................................................Section 3.5
Exchangeable Preferred.........................................Section 3.2
Exchangeable Preferred Cash Merger Price.......................Section 3.2


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Excluded Shares................................................Section 3.2
Financial Advisor..............................................Section 1.3
Form S-4.......................................................Section 8.1
Governmental Entity............................................Section 4.2
Hazardous Materials............................................Section 5.13
HSR Act........................................................Section 4.2
Indemnified Parties............................................Section 8.3
Investor.......................................................Preamble
Investor Share Amount .........................................Section 3.4
Investor Shares................................................Section 3.4
Investor Share Number..........................................Section 3.4
Leased Property................................................Section 5.14
Liens..........................................................Section 5.14
Maximum Election Amount........................................Section 3.1
Material Adverse Change........................................Section 4.2
Material Adverse Effect........................................Section 4.2
Merger.........................................................Recitals
Minimum Retained Share Number..................................Section 3.3
Multiemployer Plan.............................................Section 5.10
Non-Elected Retained Share.....................................Section 3.3
Notice of Guaranteed Delivery..................................Section 3.1
Option.........................................................Section 3.6
Options........................................................Section 3.6
Owned Property.................................................Section 5.14
Investor Expenses..............................................Section 10.5
Paying Agent...................................................Section 3.1
PCBs...........................................................Section 5.13
Permits........................................................Section 5.9
Permitted Liens................................................Section 5.14
Plan...........................................................Section 5.10
Projects.......................................................Section 5.14
Property.......................................................Section 5.13
Proxy Statement/Prospectus.....................................Section 8.1
Registration Rights Agreement..................................Section 8.7
Retained Share.................................................Section 3.2
Retained Surviving Corporation Shares..........................Section 3.2
SEC............................................................Section 8.1
Section 9.3 Agreements.........................................Section 9.3
Securities Act.................................................Section 4.2
Shares.........................................................Section 3.2
Salomon Brothers Book..........................................Section 9.3

Special Meeting................................................Section 3.7
Stock Plan.....................................................Section 5.2
Stockholders Agreement.........................................Recitals
Sub............................................................Preamble
Sub Share......................................................Section 3.4
Surviving Corporation..........................................Section 1.1
Tax; Taxes; Taxable............................................Section 5.18
Tax Return.....................................................Section 5.18
Termination Fee................................................Section 10.5
Title Policies.................................................Section 5.14
Transfer Taxes.................................................Section 3.9
UST............................................................Section 5.13

                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 30, 1997, by and among Prometheus Senior Quarters LLC, a Delaware limited liability company or an affiliate thereof ("Investor"); Prometheus Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Investor ("Sub"); and Kapson Senior Quarters Corp., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

            WHEREAS, the Board of Directors of the Company has determined that it is fair and in the best interests of its stockholders for Sub to merge with and into the Company (the "Merger") pursuant to Section 251 of the Delaware General Corporation Law ("DGCL"), upon the terms and subject to the conditions set forth herein;

            WHEREAS, the Board of Directors of the Company has adopted resolutions approving the Merger, this Agreement and the transactions to which the Company is a party contemplated hereby, and has agreed, upon the terms and subject to the conditions set forth herein, to recommend that the Company's stockholders approve the Merger and this Agreement;

            WHEREAS, the parties have agreed (subject to the terms and conditions of this Agreement), as soon as practicable following the approval by the stockholders of the Company, to effect the Merger, as more fully described herein;

            WHEREAS, it is intended that the Merger be treated as a recapitalization of the Company for financial reporting purposes;

            WHEREAS, concurrently with the execution of this Agreement and as an inducement to Investor to enter into this Agreement, Investor and certain stockholders of the Company are entering into a Stockholders Agreement (the "Stockholders Agreement") pursuant to which such stockholders have, among other matters, granted to Investor an irrevocable proxy to vote their Shares (as hereinafter defined) in favor of the Merger and all other actions necessary to consummate the Merger, and granted to Investor an option to purchase the Shares (as hereinafter defined) owned by such stockholder, in each case, upon the terms and subject to the conditions specified in the Stockholders Agreement; and

            WHEREAS, Investor and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

            NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

            Section 1.1 The Merger.

            Upon the terms and subject to the conditions hereof, on the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

            Section 1.2 Effective Time of the Merger.

            The Merger shall become effective at the date and time (the "Effective Time") when a Certificate of Merger meeting the requirements of
Section 251 of the DGCL shall have been duly executed and filed in accordance with such Section, or at such other time as is specified in the Certificate of Merger in accordance with the DGCL, which Certificate of Merger shall be filed as soon as practicable following fulfillment of the conditions set forth in
Article IX hereof.

            Section 1.3 Company Actions.

            The Company hereby represents and warrants that (a) its Board of Directors (at a meeting duly called and held), has (i) determined that the Merger (upon the terms and subject to the conditions of this Agreement) is fair to and in the best interests of the stockholders of the Company, (ii) resolved to approve this Agreement, the Merger and the Stockholders Agreement, and to recommend approval of the Merger and this Agreement by the stockholders of the Company, and (iii) taken all necessary steps to render Section 203 of the DGCL inapplicable to the Merger and the transactions contemplated by this Agreement and the Stockholders Agreement, and (b) Salomon Brothers Inc (the "Financial Advisor") has advised the Company's Board of Directors

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that, in its opinion, the consideration to be received and retained by the
Company's stockholders in the Merger is fair, from a financial point of view, to such stockholders.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

            Section 2.1 Certificate of Incorporation.

            The Certificate of Incorporation of the Company as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with its terms and as provided by law and this Agreement.

            Section 2.2 By-laws.

            The By-laws of Sub as in effect at the Effective Time shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by law and this Agreement.

            Section 2.3 Board of Directors and Officers.

            The persons specified in Schedule 2.3 shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

            Section 2.4 Effects of Merger.

            The Merger shall have the effects set forth in Section 259 of the DGCL.

                                   ARTICLE III

                              CONVERSION OF SHARES

            Section 3.1 Retained Share Elections. (a) Each person who is a record holder of Shares at 5:00 p.m., New York City time, on the date of the Special Meeting (as hereinafter defined) or the date of any meeting of stockholders held pursuant to any adjournment of the Special Meeting (the "Election Date") will be entitled, with respect to no more than 9.740% of his or its Shares (the "Maximum Election Amount"), to make an election to retain Shares as set forth in, and subject to the provisions of this Section 3.1.

The Bank of New York or such other entity mutually agreeable to Investor and the Company shall be the paying agent for the purpose of this Agreement (the "Paying Agent").

            (b) The Company shall prepare and mail a form of election, which form shall be subject to the approval of Investor (the "Election Form"), with the Proxy Statement/Prospectus (as hereinafter defined) to the record holders of Shares as of the record date for the Special Meeting, which Election Form shall be used by each record holder of Shares who wishes to elect to retain Shares up to the Maximum Election Amount in lieu of such Shares being converted into the right to receive the Cash Merger Price (as hereinafter defined) for each such Share. The Company will use commercially reasonable efforts to make the Election Form and the Proxy Statement/Prospectus available to all persons who become holders of Shares during the period between such record date and the Election Date. Any such holder's election to retain Shares shall have been validly made only if the Paying Agent shall have received at its designated office, on or prior to the Election Date, an Election Form properly completed and signed in accordance with such rules as the Paying Agent may establish pursuant to Section 3.1(e), and accompanied by either (i) certificates for the Shares to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company or (ii) an appropriate guarantee of delivery of such certificates as set forth in such Election Form from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States (a "Notice of Guaranteed Delivery"). Notwithstanding anything to the contrary contained herein, any Election Form accompanied by a Notice of Guaranteed Delivery shall be deemed not validly made if the certificate or certificates are in fact delivered to the Paying Agent after three (3) Nasdaq Stock Market trading days after the date of execution of such guarantee of delivery.

            (c) Any Election Form may be revoked by the stockholder submitting such Election Form if a written notice of revocation is received by the Paying Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Election Forms shall be revoked automatically if this Agreement is terminated pursuant to Article X. If an Election Form is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the Shares to which such Election Form relates shall be returned by the Paying Agent to the stockholder submitting the same to the Paying Agent.

            (d) For purposes of this Agreement, (i) "Elected Retained Share" shall mean a Share in respect of which an election to retain such Share is validly made and not validly revoked prior to the Election Date and (ii) "Elected Cash Share" shall mean a

Share in respect of which either an election to retain such Share is not validly made prior to the Election Date or an election to retain such Share is validly revoked prior to the Election Date.

            (e) The Paying Agent may, with the mutual agreement of the Investor and the Company, make such rules as are consistent with this Section 3.1 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

            (f) The Paying Agent in its sole discretion shall determine (i) whether or not elections to retain Shares have been validly made or validly revoked pursuant to this Section 3.1 and (ii) when elections and revocations have been received by it. If the Paying Agent determines that any election to retain Shares was not validly made, such Shares shall be converted in the Merger into the right to receive the Cash Merger Price (as defined below). The Paying Agent shall also make all computations as to the allocation and the proration contemplated by Section 3.3. All determinations and calculations by the Paying Agent shall be conclusive and binding on the holders of Shares.

            Section 3.2 Conversion of Shares. (a) All Shares held in the treasury of the Company (the "Excluded Shares") shall be canceled and shall cease to exist as of the Effective Time, without any consideration being payable therefor.

            (b) Notwithstanding anything in this Agreement to the contrary, Shares which would otherwise constitute Elected Cash Shares hereunder, which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Cash Merger Price (as defined below), but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL, unless and until such holders shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any such holder shall have effectively withdrawn or lost such right, such holder's Shares shall be converted into the right to receive the Cash Merger Price (as defined below). The Company shall give prompt notice to the Investor of any demands received by the Company for appraisal of Shares, and the Investor shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Investor, make any payment with respect to, or settle or offer to settle, any such demands.


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

            (c) By virtue of the Merger, each Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares (other than Shares held by the company or any of its Subsidiaries, which shall be canceled), shall be retained or converted into the right to receive cash as follows:

            (i) Each Share that is an Elected Retained Share and each Share that is a Non-Elected Retained Share (as hereinafter defined) (in either case, a "Retained Share") shall be retained by the holder thereof following the Effective Time, shall remain outstanding and (i) with respect to the Common Stock, par value $0.01, of the Company (the "Common Stock"), shall represent one share of Common Stock, par value $0.01, of the Surviving Corporation and (ii) with respect to the $2.00 Exchangeable Preferred Stock par value $0.01 of the Company (the "Exchangeable Preferred"; the Common Stock, collectively, with the Exchangeable Preferred, the "Shares"), shall represent 1.92604 shares of Common Stock, par value $0.01, of the Surviving Corporation (shares of the Surviving Corporation to which a holder shall be entitled pursuant to this Section 3.2(c)(i) shall be referred to herein as "Retained Surviving Corporation Shares"); and

            (ii) Subject to Section 3.3(b), each share of Common Stock that is an Elected Cash Share of Common Stock shall be converted into the right to receive from the Surviving Corporation $16.00 in cash (the "Common Stock Cash Merger Price") and each share of Exchangeable Preferred that is an Elected Cash Share shall be converted into the right to receive from the Surviving Corporation $30.82 in cash (the "Exchangeable Preferred Cash Merger Price"; the Common Stock Cash Merger Price and the Exchangeable Preferred Cash Merger Price, as applicable, the "Cash Merger Price").

            Section 3.3 Proration. (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of Retained Shares retained by holders of Common Stock at their election shall not be less than a number of Shares equal to 11.1% of the shares of Common Stock outstanding immediately after the Effective Time (the "Minimum Retained Share Number").

            (b) If the Minimum Retained Share Number is greater than the aggregate number of Shares constituting Elected Retained Shares with respect to shares of Common Stock (the "Elected Retained Share Number"), then the aggregate number of shares of Common Stock which shall be converted into the right to receive cash pursuant to Section 3.2(c)(ii) shall be decreased by a number of shares of Common Stock equal to the excess of the Minimum Retained Share Number over the Elected Retained Share Number (each Share included among such excess, a "Non-Elected Retained Share"). In such event, each holder of a share of Common Stock which is an Elected Cash Share

(other than the Investor with respect to Investor Shares) shall be allocated a portion of the Non-Elected Retained Shares in lieu of Elected Cash Shares (without giving effect to Section 3.5(e)) equal to (i) the number of Elected Cash Shares (other than the Investor Shares) with respect to shares of Common Stock held by such holder, multiplied by (ii) a fraction, the numerator of which is the number of Non-Elected Retained Shares and the denominator of which is the aggregate number of Elected Cash Shares held by all holders of shares of Common Stock (other than the Investor with respect to Investor Shares); provided, however, that notwithstanding the foregoing, no holder shall be allocated Non-Elected Retained Shares if such allocation will result in such holder being allocated Retained Shares in an amount equal to a number which is more than 9.740% of the number of shares of Common Stock owned by such holder prior to the Effective Time (in which case the excess number of Non-Elected Retained Shares which would have been allocated to such holder but for this proviso will be reallocated to the other holders of Shares of Common Stock which are Elected Cash Shares in accordance with the formula specified in this sentence).

            Section 3.4 Conversion of Common Stock of Sub. (a) The shares of common stock, par value $.01 per share (each a "Sub Share"), of Sub, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become at the Effective Time a number of shares of Common Stock of the Surviving Corporation equal to the number which is equal to (i) $100,000,000 less a dollar amount equal to (A) the number of Retained Shares multiplied by
(B) $16.00, divided by (ii) $16.00 (the "Investor Share Number").

            (b) At the Effective Time, Sub will be capitalized with cash equity in an amount equal to the Investor Share Number multiplied by $16.00.

            Section 3.5 Exchange of Certificates. (a) On or before the Effective Time of the Merger, Investor shall cause the Company to deposit with the Paying Agent, for the benefit of the holders of Shares, for payment in accordance with this Article III, the funds necessary to pay the Cash Merger Price for each Share.

            (b) As soon as practicable after the Effective Time of the Merger, each holder of an outstanding certificate or certificates which prior thereto represented Shares, upon surrender to the Paying Agent of such certificate or certificates (or delivery of such customary affidavits and indemnities with respect to a lost certificate which the Paying Agent and/or the Company's transfer agent may reasonably require) and acceptance thereof by the Paying Agent, shall be entitled to a certificate or certificates representing the number of full Retained Surviving Corporation Shares, if any, to be retained by the holder thereof as Retained Surviving Corporation Shares pursuant to this Agreement and the amount of cash, if any, into which the number of Shares previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time of the Merger, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Shares which have been converted, in whole or in part, pursuant to this Agreement, into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of such cash. If any certificate for Retained Surviving Corporation Shares is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Shares surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Retained Surviving Corporation Shares in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.5(b), each certificate for Shares shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Cash Merger Price for each Share (other than any Retained Surviving Corporation Share) and a new certificate for each Retained Surviving Corporation Share.

            (c) No dividends or other distributions with respect to Retained Surviving Corporation Shares with a record date after the Effective Time of the Merger shall be paid to the holder of any certificate for Shares not surrendered with respect to the Retained Shares represented thereby and no cash payment in lieu of fractional Shares shall be paid to any such holder pursuant to Section 3.5(e) until the surrender of such certificate in accordance with this Article
III. Subject to applicable law, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole Retained Surviving Corporation Shares issued in connection therewith, without interest
(i) at the time of such surrender, the amount of any cash payable in lieu of a fractional retained share to which such holder is entitled pursuant to Section 3.5(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Merger therefor paid with respect to such Retained Surviving Corporation Shares, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Retained Surviving Corporation Shares.

            (d) All cash paid upon the surrender for exchange of certificates representing Shares in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.5(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificates.

            (e) Notwithstanding any other provision of this Agreement, each holder of Shares retained pursuant to the Merger who would otherwise have been entitled to retain a fraction of a Retained Surviving Corporation Share (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the applicable Cash Merger Price.

            (f) Any cash deposited with the Paying Agent pursuant to this
Section 3.5 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing Shares 180 days after the Effective Time of the Merger shall be delivered to the Surviving Corporation at such time and any holders of Shares prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation and only as general unsecured creditors thereof for payment of their claim for cash, if any.

            (g) None of the Sub or the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares shall not have been surrendered prior to two years after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined below)), any such cash in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

            (h) The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Investor, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Cash Merger Price as contemplated hereby, Investor shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

            (i) The Company shall pay all charges and expenses of the Paying Agent.

            Section 3.6 Stock Options. All options (individually, an "Option" and collectively, the "Options") outstanding immediately prior to the Effective Time under any Company stock option plan, whether or not then exercisable, shall be canceled and each holder of an Option will be entitled to receive from the Surviving Corporation, for each share of Common Stock subject to an Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, without interest. All amounts payable pursuant to this Section 3.6 shall be subject to all applicable withholding of taxes. The Company shall take all action necessary to effectuate the foregoing, including obtaining all necessary consents of the holders of Options. Notwithstanding the foregoing, the Company will use reasonable efforts to cause the holders of the Options to exercise such Options on or prior to the Effective Time.

            Section 3.7 Stockholders' Meetings. Subject to the provisions or Sections 8.5 and 10.4, the Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene a meeting of its stockholders (the "Special Meeting") as promptly as practicable to consider and vote upon this Agreement and the transactions contemplated hereby. Subject to the provisions of Sections 8.5 and 10.4, the Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval, including, without limitation, timely and promptly mailing the Proxy Statement/Prospectus.

            Section 3.8 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, at 9:00 a.m. local time on the day which is no later than 20 business days after the day on which the last of the conditions set forth in Article VIII (other than those that can only be fulfilled at the Effective Time) is fulfilled or waived or at such other time and place as Investor and the Company shall agree in writing.

            Section 3.9 Transfer Taxes. Investor and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger other than transfer or stamp taxes payable in respect of transfers pursuant to the fourth sentence of Section 3.5(b) (collectively, "Transfer Taxes"). The Company will pay all of the Transfer Taxes.

            Section 3.10 Form of Transaction. Investor, at its option, shall have the right to restructure the Merger to a form of transaction, which may take the form of a two-step transaction (i.e., a tender offer followed by a merger) or a one step transaction, pursuant to which all holders of shares of Common Stock of the Company will receive $16.00 in cash and all holders of Exchangeable Preferred Stock will receive $30.82 in cash, so long as the other terms and conditions of such transaction are substantially comparable to the terms of this Agreement.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

            Investor represents and warrants to the Company as follows:

            Section 4.1 Organization, Standing and Power. Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted.

            Section 4.2 Authority; Non-Contravention. Investor has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Investor and the consummation by Investor of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Investor. This Agreement has been duly executed and delivered by Investor and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Investor enforceable against Investor in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Investor or any of its Subsidiaries under, any provision of (i) the organizational documents of Investor and any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Investor or any of its Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Investor or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect (as hereinafter defined) on Investor, materially impair the ability of Investor to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Investor or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Investor or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in compliance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) compliance with any applicable requirement of the Securities Act of 1933, as amended (the "Securities Act"), (iv) compliance with any applicable foreign or state securities or blue sky laws (collectively, "Blue Sky Laws") and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Investor, materially impair the ability of Investor to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. For purposes of this Agreement "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Investor, Sub or the Company, as the case may be, any change or effect, either individually or in the aggregate, that is or is reasonably likely to be materially adverse to the business, assets, prospects, liabilities, properties, or financial condition (i) with respect to Investor, Investor and its Subsidiaries taken as a whole, and
(ii) with respect to the Company, the Company and its Subsidiaries taken as a whole.

            Section 4.3 Financing. Investor has available and will make available to the Company sufficient funds to enable it to consummate the Merger on the terms contemplated by this Agreement.

            Section 4.4 Brokers. No broker, investment banker or other person, other than Lazard Freres & Co. LLC, the fees and expenses of which will be paid by the Investor, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Investor or Sub.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Investor and Sub as follows:

            Section 5.1 Organization, Standing and Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite power and authority to carry on their respective businesses as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its respective properties owned or held under lease or the nature of its respective activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            Section 5.2 Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, issuable in one or more series, of which 2,400,000 shares of $2.00 Convertible Exchangeable Preferred Stock have been designated. At the close of business on September 29, 1997, (i) 7,750,000 shares of Common Stock were issued and outstanding and (ii) 5,222,496 shares of Common Stock were reserved for issuance upon the exercise of outstanding options, convertible securities and stock rights in the Company. At the close of business on September 29, 1997, 2,400,000 shares of Exchangeable Preferred Stock were issued and outstanding. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of September 29, 1997, the Company had granted options to acquire an aggregate of 144,350 shares of Common Stock at $9.625 to $10.00 per share, pursuant to the Company's 1996 Stock Incentive Plan (the "Stock Plan"). Except as otherwise set forth in this
Section 5.2 or in the Company Disclosure Letter, there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries, including any securities pursuant to which rights to acquire capital stock became exercisable only after a change of control of the Company or any of its Subsidiaries or upon the acquisition of a specified amount of the Common Stock or voting powers of the Company or any of its Subsidiaries. Since September 29, 1997, no shares of the capital stock of the Company or any of its Subsidiaries have been issued other than pursuant to the exercise of Company stock options and warrants already in existence and outstanding on such date, or conversion of Exchangeable Preferred Stock, and neither the Company nor any of its Subsidiaries has granted any stock options, warrants or other rights to acquire any capital stock of the Company or any of its Subsidiaries. Except as specified in the Company Disclosure Letter (the "Company Disclosure Letter"), there are no securities issued by the Company or agreements, arrangements or other understandings to which the Company is a party giving any person any right to acquire equity securities of the Surviving Corporation at or following the Effective Time and all securities, agreements, arrangements and understandings relating to the right to acquire equity securities of the Company (whether pursuant to the exercise of options, warrants or otherwise) provide that, at and following the Effective Time, such right shall entitle the holder thereof to receive the consideration he would have received in the Merger had he exercised his right immediately before the Effective Time.

            Section 5.3 Subsidiaries. Except as set forth in the Company Disclosure Letter, (i) the Company owns, directly or indirectly through a Subsidiary, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries and (ii) each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. The Company Disclosure Letter sets forth for each Subsidiary of the Company: (i) its name and jurisdiction of incorporation or organization;
(ii) its authorized capital stock or share capital; (iii) the number of issued and outstanding shares of capital stock or share capital; and (iv) the holder or holders of such shares. Except for interests in the Company's Subsidiaries or as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

            Section 5.4 Authority; Non-Contravention. The Board of Directors of the Company has declared the Merger advisable, fair and in the best interests of the Company and each of the holders of Common Stock and Exchangeable Preferred Stock, and the Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the Company, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Merger by the stockholders of the Company. The only votes of the holders of any class or series of Company capital stock necessary to approve the Merger are the affirmative votes of the holders of a majority of the outstanding shares of Common Stock, voting separately as a class. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Investor and Sub, as applicable) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by creditors' rights generally or by general principles of equity. Except as set forth in the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation, ByLaws or other organizational documents of the Company or any of its Subsidiaries (true and complete copies of which as of the date hereof have been delivered to Investor), or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company and its Subsidiaries to perform its material obligations hereunder or prevent the consummation of any of the material transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) compliance with any applicable requirements of the Securities Act, (iv) compliance with any applicable Blue Sky Laws, (v) those matters including but not limited to, regulatory consents, approvals and waivers, set forth in the Company Disclosure Letter, and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company and its Subsidiaries to perform its obligations hereunder or prevent the consummation of any of the material transactions contemplated hereby; it being understood and agreed that the Company is not making any representation or warranty with respect to third party consents, waivers or amendments required to be obtained by the Company to consummate the transactions contemplated hereby.

            Section 5.5 SEC Documents. (a) Since September 1, 1996, the Company has filed all documents with the SEC required to be filed by the Company under the Securities Act or the Exchange Act (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to Investor each registration statement, report, proxy statement or information statement prepared by it and filed with the SEC, in the form, including any exhibits or amendments thereto, filed with the SEC (collectively, the "Company Reports"). The financial statements of the Company included in the Company SEC Documents and the Company Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company as at the dates thereof and the results of its operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein).

            (b) Except as set forth in the Company Disclosure Letter, the Company SEC Documents, the Company Reports or the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 1997 which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligation in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

            (c) The Company has heretofore made available or promptly shall make to Investor a complete and correct copy of any amendments or modifications, which have not yet filed with the SEC, to agreements, documents or other instruments which previously have been filed with the SEC pursuant to the Exchange Act.

            Section 5.6 Absence of Certain Events. Except as set forth in the Company Disclosure Letter, since June 30, 1997, the Company and each of its Subsidiaries has operated its respective business only in the ordinary course consistent with past practice and, except as set forth in the Company Disclosure Letter, there has not occurred (i) as of the date hereof any event, occurrence or condition which, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect on the Company; (ii) any entry into any commitment or transaction that, individually or in the aggregate, has or is reasonably likely to have, a Material Adverse Effect on the Company; (iii) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices; (iv) any amendments or changes in the Certificate of Incorporation, By-Laws or other organizational documents of the Company or any of its Subsidiaries; (v) any revaluation by the Company or any of its Subsidiaries of any of its respective assets, including, without limitation, write-offs of accounts receivable, other than in the ordinary course of business consistent with past practices; (vi) any damage, destruction or loss which resulted in or is reasonably likely to result in a Material Adverse Effect on the Company; (vii) except with respect to ordinary dividends paid with respect to the Exchangeable Preferred, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries; (viii) any grant of any severance or termination pay to any director or executive officer of the Company or any of its Subsidiaries; (ix) any entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or executive officer of the Company or any of its Subsidiaries; (x) any increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director or executive officer of the Company or any of its Subsidiaries; or (xi) any increase in compensation, bonus or other benefits payable to directors or executive officers of the Company or any of its Subsidiaries.

            Section 5.7 Litigation. Except as set forth in the Company Disclosure Letter, there are no actions, suits or proceedings pending against the Company or any of its Subsidiaries or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal, that are reasonably likely to have a Material Adverse Effect on the

Company, and, to the knowledge of the Company or any of its Subsidiaries, no development has occurred with respect to any pending or threatened action, suit or proceeding that is reasonably likely to result in a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated hereby.

            Section 5.8 Compliance with Law. (a) Except as set forth in the Company Disclosure Letter, to the knowledge of the Company, (i) neither the Company nor any of its Subsidiaries is the subject of any investigation, nor
(ii) has any investigation or prosecution or other action been threatened by any Governmental Entity or any private entity or person regarding non-compliance with any law and (iii) no basis exists for any such investigation or prosecution which is reasonably likely to have a Material Adverse Effect on the Company. None of the Company or any of the Subsidiaries may reasonably be expected to have criminal culpability or to be excluded from participation in the Medicare and Medicaid programs and any other health care program operated by or financed in whole or in part by any Governmental Entity (a "Medical Reimbursement Program") for its corporate actions or failure to act. To the knowledge of the Company, there is no executive officer of the Company or any Subsidiary continuing to be employed by the Company or any of the Subsidiaries who is reasonably likely to have individual culpability for matters under investigation by the Office of the Inspector General of the United States Department of Health and Human Services ("OIG") or other Governmental Entity.

            (b) Current billing policies, arrangements, protocols and instructions of the Company and its Subsidiaries related to services covered by Medical Reimbursement Programs comply in all material respects with applicable requirements of Medical Reimbursement Programs. The Company and each of its Subsidiaries has complied with all applicable third party payor billing policies, procedures, limitations and restrictions, and there is no pending or, to the knowledge of the Company, threatened recoupment or penalty action or proceedings against the Company or any of its Subsidiaries under any other third party payor, except for such non-compliance, actions or proceedings that individually or in the aggregate would not have a Material Adverse Effect on the Company. The current operations of the Company and its Subsidiaries do not require compliance with Medicare, Blue Cross/Blue Shield or CHAMPUS policies, procedures, limitations or restrictions.

            (c) Except as set forth in the Company Disclosure Letter, the Company and each of its Subsidiaries has obtained, and maintains in force, all licenses, permits, franchises, certificates of authority, orders and waivers required from any Governmental Entity ("Permits") to operate their respective businesses in the manner in which they are currently operated and to occupy, operate and use any buildings, improvements, fixtures and equipment owned or leased in connection with the operation of assisted living facilities to provide the services currently provided by the Company and its Subsidiaries at all locations of the Company and its Subsidiaries, and all such Permits are valid and in full force and effect with only such exceptions that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as specified in the Company Disclosure Letter, all of the Permits referenced in the foregoing sentence have been issued in the name of the Company or the applicable Subsidiary having an ownership, leasehold, management or operational interest in the facilities referenced therein. Except as set forth in the Company Disclosure Letter, no Permits of the Company or any Subsidiary have been suspended, canceled or terminated and, to the knowledge of the Company and its Subsidiaries, no suspension, cancellation or termination of any such Permits is threatened or imminent. To the knowledge of the Company, each employee of the Company and each of its Subsidiaries (including, but not limited to, each facility administrator) has obtained, and maintains in force, all licenses, permits or similar authorizations required to authorize such employee to perform his or her duties on behalf of the Company and its Subsidiaries with only such exceptions that, individually and in the aggregate, would not have a Material Adverse Effect on the Company.

            (d) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries acting for or on behalf of the Company or any of its Subsidiaries, has paid or caused to be paid, directly or indirectly, in connection with the business of the Company or any of its Subsidiaries: (i) any bribe, kickback or other similar payment to any Governmental Entity or any agent of any supplier or customer; or (ii) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or in compliance with applicable law).

            (e) The Company and its Subsidiaries do not provide services that are covered by the Medicare program and do not participate in the Medicare program. The Company and each of its Subsidiaries has filed or will timely file all material claims or other reports required to be filed with respect to the purchase of services by third-party payors, including, but not limited to, the Medical Reimbursement Programs. All such claims or reports are or will be complete and accurate in all material respects. The Company and each of its Subsidiaries has paid or has properly recorded on the Company's financial statements all actually known and undisputed refunds, discounts or adjustments which have become due pursuant to such claims, and neither the Company nor any of its Subsidiaries has any material liability to any payor with respect thereto, except as has been fully reserved for in the Company's financial statements. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors or officers has been convicted of, or plead guilty or nolo contendere to, patient abuse or neglect, or any other Medicare program-related offense.

            (f) The Company, each of its Subsidiaries, and their respective directors, officers and employees and the other persons and entities providing professional services for the Company and its Subsidiaries, have not engaged in any activities which are in violation of Sections 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. ss.ss. 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the False Claims Act (31 U.S.C. ss. 3729 et seq.), the False Statements Acts (18 U.S.C. ss. 2002), the Program Fraud Civil Penalties Act (31 U.S.C. ss. 3801 et seq.), or related regulations or other federal or state laws and regulations, including, but not limited to, the following:

            (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

            (ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

            (iii) failure to disclose knowledge by a Medicare or Medicaid claimant or a claimant under any Medical Reimbursement Program of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

            (iv) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole in or part by any Medical Reimbursement Program or (ii) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by any Medical Reimbursement Program; or

            (v) referring or billing a patient for designated health services (as defined in 42 U.S.C. ss. 1395nn) or providing designated health services to a patient upon a referral from an entity or person with which the physician or an immediate family member has a financial relationship, and to which no exception under 42 U.S.C. ss. 1395nn applies.

            Section 5.9 Employee Plans. (a) The Company and each of its Subsidiaries has complied with and performed all contractual obligations and all obligations under applicable federal, state and local laws, rules and regulations (domestic and foreign) required to be performed by it under or with respect to any of the Company Benefit Plans (as hereinafter defined) or any related trust agreement or insurance contract, other than where the failure to so comply or perform does not have, nor is reasonably likely to have, a Material Adverse Effect on the Company. All contributions and other payments required to be made by the Company or any of its Subsidiaries to any Company Benefit Plan or Multiemployer Plan (as hereinafter defined) prior to the date hereof have been made, other than where the failure to so contribute or make payments will not have, nor is reasonably likely to have, a Material Adverse Effect on the Company, and all material accruals required to be made with respect to any Company Benefit Plan or Multiemployer Plan have been made. There is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits) against or relating to any Company Benefit Plan or against the assets of any Company Benefit Plan, which is reasonably likely to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has not made any promises or commitments to employees or specifically to any employee regarding any future increase of benefit levels (or future creations of new benefits) with respect to any Company Benefit Plan beyond those reflected in the Company Benefit Plans, which benefit increases or creations, either individually or in the aggregate, will have or are reasonably likely to have, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries does not presently sponsor, maintain, contribute to, nor is the Company required to contribute to, nor has the Company or any of its Subsidiaries ever sponsored, maintained, contributed to, or been required to contribute to, any employee pension benefit plan within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any multiemployer plan within the meaning of section 3(37) or 4001(a)(3) of ERISA, other than those plans set forth in the Company Disclosure Letter.

            (b) Except as set forth in the Company Disclosure Letter, each Company Benefit Plan can be terminated or otherwise discontinued without material liability to the Company or any of its Subsidiaries. With respect to each Company Benefit Plan subject to Title IV of ERISA, (i) no termination of any Company Benefit Plan has occurred pursuant to which all liabilities have not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in the Company or any of its Subsidiaries incurring a liability under Title IV of ERISA or could constitute grounds for terminating any Plan (as hereinafter defined); (ii) each such Company Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Company Benefit Plan has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code and Section 302 of ERISA, whether or not waived; (iii) neither the Company nor any of its Subsidiaries has sought or received a waiver of its funding requirements with respect to any Company Benefit Plan and all contributions payable with respect to each Plan have been timely made; (iv) no reportable event, within the meaning of Section 4043 of ERISA, and no event set forth in Section 4062 or 4063 of ERISA, has occurred with respect to any Company Benefit Plan; and (v) the aggregate accumulated benefit obligations of each Company Benefit Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Benefit Plan) do not exceed the fair market value of the assets of such Company Benefit Plan (as of the date of such valuation).

            (c) Neither the Company nor any of its Subsidiaries has incurred, nor has any event occurred which has imposed or is reasonably likely to impose upon the Company or any of its Subsidiaries, any withdrawal liability (partial or complete) in respect of any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan"), which withdrawal liability has not been satisfied or discharged in full or which, either individually or in the aggregate, will cause, or is reasonably likely to cause, a Material Adverse Effect on the Company.

            (d) Except as set forth in the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in the imposition of any federal excise tax under Section 4975 of the Code with respect to any Company Benefit Plan.

            (e) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries maintains or contributes to (or has maintained or contributed to) any Company Benefit Plan which provides, or has a liability to provide, life insurance, medical, severance, or other employee welfare benefit to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code.

            (f) (i) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of section 3(3) of ERISA and (ii) "Company Benefit Plan" means any employee pension benefit plan and any Plan, other than a

Multiemployer Plan, established by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or has contributed (including any such Plans not now maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries does not now contribute, but with respect to which the Company or any of its Subsidiaries has or may have any liability). Copies of all Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof and the two most recent Forms 5500 required to be filed with respect thereto shall be promptly furnished to Investor after the date of this Agreement. The Company Disclosure Letter sets forth each Plan with respect to which benefits will be accelerated, vested, increased or paid as a result of the transactions contemplated by this Agreement.

            Section 5.10 Employment Relations and Agreement. (a) Except as set forth in the Company Disclosure Letter, and except as would not constitute a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries; (iv) no representation question exists and there has been no effort to organize unorganized employees of the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement; (vi) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries; and (vii) neither the Company nor any of its Subsidiaries has experienced any material labor difficulty during the last three years. Except as set forth in the Company Disclosure Letter, as of the date of this Agreement, to the knowledge of the Company, there has not been any change in relations with employees of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement which could have a Material Adverse Effect on the Company.

            (b) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any written, or to the knowledge of the Company, any binding oral employment agreement ("Employment Agreements") which is not terminable by the Company and its Subsidiaries with payment or penalty of less than $20,000. Copies of all Employment Agreements and all amendments thereto were furnished to Investor prior to the date hereof.

            Section 5.11 Contracts. (a) Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of any Contract (as hereinafter defined), except for such defaults or violations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

            (b) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any:

                  (i) employment agreement or employment contract that has an aggregate future liability in excess of $500,000 and is not terminable by the Company or a Subsidiary by notice of not more than 60 days for a cost of less than $100,000;

                  (ii) employee collective bargaining agreement or other contract with any labor union;

                  (iii) covenant of the Company or a Subsidiary not to compete;

                  (iv) agreement, contract or other arrangement with any current or former officer, director, or affiliate or relative thereof, of the Company or any Subsidiary (other than employment agreements covered by clause (i) above);

                  (v) lease, sublease or similar agreement involving annual payments in excess of $100,000 with any person (other than the Company or a Subsidiary) under which the Company or a Subsidiary is a lessor or sublessor of, or makes available for use to any person (other than the Company or a Subsidiary), (A) any Company Property (as hereinafter defined) or (B) any portion of any premises otherwise occupied by the Company or a Subsidiary;

                  (vi) lease or similar agreement with any person (other than the Company or a Subsidiary) under which (A) the Company or a Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company or a Subsidiary is a lessor or sublessor of, or makes available for use any person, any tangible personal property owned or leased by the Company or a Subsidiary, in any such case which has an aggregate annual future liability or receivable, as the case may be, in excess of $100,000 and is not terminable by the Company or a Subsidiary by notice of not more than 60 days for a cost of less than $100,000;

                  (vii) (A) continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice) in excess of $100,000 annually, (B) management, service, consulting or other similar type of contract or (C) advertising agreement or arrangement, in any such case which has an aggregate future liability to any person (other than the Company or a Subsidiary) in excess of $100,000 and is not terminable by the Company or a Subsidiary by notice of not more than 60 days for a cost of less than $100,000;

                  (viii) material license, option or other agreement relating in whole or in part to intellectual property (including any license or other agreement under which the Company or a Subsidiary is licensee or licensor of any such intellectual property);

                  (ix) agreement, contract or other instrument under which the Company or a Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than the Company or a Subsidiary) or any other note, bond, debenture or other evidence of indebtedness issued to any person (other than the Company or a Subsidiary);

                  (x) agreement, contract or other instrument (including so-called take-or-pay or keepwell agreements) under which (A) any person (including the Company or a Subsidiary) has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or a Subsidiary or (B) the Company or a Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

                  (xi) other than inter-company guarantees, agreement, contract or other instrument under which the Company or a Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution in excess of $100,000 to, or other investment in, any person (other than the Company or a Subsidiary);

                  (xii) mortgage, pledge, security agreement, deed of trust or other instrument granting a lien or other encumbrance upon any Company Property;

                  (xiii) agreement or instrument providing for indemnification of any person with respect to liabilities relating to any current or former business of the Company, a Subsidiary or any predecessor person exclusive of indemnifications included in other documents listed in the Company Disclosure Letter or granted to sellers of real property owned or leased by the Company or its affiliates; or

                  (xiv) any other material agreement, contract, management contract, lease, license, commitment or instrument to which the Company or any Subsidiary is a party or by or to which it or any of its assets or business is bound or subject, not covered by any of the categories specified in clauses (i) through (xiii) above.

            Except as set forth in the Company Disclosure Letter, all agreements, contracts, leases, licenses, commitments or instruments of the Company or any Subsidiary listed in the Company Disclosure Letter (collectively, the "Contracts") are valid, binding and in full force and effect and are enforceable by the Company or the relevant Subsidiary in accordance with its terms. Except as set forth in the Company Disclosure Letter, the Company and the Subsidiaries have performed all material obligations required to be performed by them to date under the Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company and its Subsidiaries, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Except as set forth in the Company Disclosure Letter there are no change of control or similar provisions or any obligations arising under any Contract which are created, accelerated or triggered by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby.

            Section 5.12 Environmental Laws and Regulations. (a) Except as disclosed in the Company Disclosure Letter, (i) the Company and each of its Subsidiaries is in compliance with all applicable federal, state and local laws, statutes, ordinances, rules and regulations, and all amendments thereto relating to pollution or protection of human health or safety, health or safety of employees, sanitation, or the environment, emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials (as hereinafter defined) into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits, licenses, registrations, consents and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; except for non-compliance that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, (ii) neither the Company nor any of its Subsidiaries has received written notice of, or, to the knowledge of the Company or any of its Subsidiaries, is the subject of, any action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that, individually or in the aggregate, would have a Material Adverse Effect on the Company; (iii) neither the Company nor any of its Subsidiaries has received any written notice or other communication that it is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Materials, or other location used for the disposal of any Hazardous Materials; and (iv) to the knowledge of the Company and its Subsidiaries, there are no circumstances that are reasonably likely to prevent or interfere with the continued compliance of the Company and its Subsidiaries with all Environmental Laws, or could form the basis of an Environmental Claim, except for such circumstances which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

            (b) Except as disclosed in the Company Disclosure Letter, there are no Environmental Claims which, individually or in the aggregate, would have a Material Adverse Effect on the Company that are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company or any of its Subsidiaries, against any person or entity whose liability for an Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

            (c) Except as disclosed in the Company Disclosure Letter, there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath, above or into the real property owned, leased, operated, used or in which any other interest is maintained by the Company or any of its Subsidiaries or any predecessor entity of the Company or any of its Subsidiaries, or previously owned by, used by, operated by or leased to the Company or any of its Subsidiaries or any predecessor entity of the Company or any of its Subsidiaries (collectively, the "Property"), at any time and by any person or entity, of any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious agents or wastes, radioactive materials, pesticides, explosives, flammables, corrosives, petroleum (including any by-product or any fraction thereof), asbestos, polychlorinated byphenyls ("PCBs") or solid wastes, including but not limited to those defined in any Environmental Law (collectively, "Hazardous Materials"), except such of the foregoing occurrences as will not have a Material Adverse Effect on the Company.

            (d) Except as disclosed in the Company Disclosure Letter, (i) There has been no past, and there is no current or anticipated storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any Hazardous Materials at, upon or from the Property except such Hazardous Materials that are used and maintained in the ordinary course of the Companies and its Subsidiaries business and are used and maintained in compliance with applicable Environmental Laws; (ii) no asbestos or asbestos-containing materials or PCBs are on any Property; and (iii) there are no underground storage tanks ("UST"), incinerators or surface impoundments on the Property, nor has any UST been removed during the past 5 years.

            Section 5.13 Property and Leases. (a) The Company Disclosure Letter sets forth a complete and accurate list and the address of all real property and interests in real property owned in fee by the Company and the Subsidiaries (individually, an "Owned Property"). The Company Disclosure Letter sets forth a complete list of all real property and interests in real property leased by the Company and the Subsidiaries (individually, a "Leased Property"). The Company or a Subsidiary has (i) good and insurable fee title to all Owned Property and (ii) good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a "Company Property" and, collectively, as "Company Properties"), in each case free and clear of all mortgages, liens, security interests, encumbrances, leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) such as are set forth in the Company Disclosure Letter, (B) exceptions specified in the Title Policies (as hereinafter defined), (C) Permitted Liens (as hereinafter defined), (D) financing statements, easements, covenants, rights-of-way and other similar restrictions of record and (E) (I) zoning, building and other similar restrictions, (II) mortgages, liens, security interests, encumbrances, easements, covenants, rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto, and (III) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in clauses (I), (II) and (III), individually or in the aggregate, materially impair the continued use and operation of the property to which they related in the business of the Company and the Subsidiaries, taken as a whole, as presently conducted. Except as set forth on the Company Disclosure Letter, to the knowledge of the Company and its Subsidiaries, the current use by the Company and the Subsidiaries of the offices and other facilities located on Company Property does not violate any local zoning or similar land use or government regulations in any material respect. Except as set forth in the Company Disclosure Letter, title insurance policies (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the fee simple title of the Company or its Subsidiaries, as applicable, to each of the Owned Properties, subject only to the matters set forth therein (the "Title Policies"), and, to the knowledge of the Company and its Subsidiaries, the Title Policies are valid and in full force and effect and no claim has been made under any such policy. As used in this Agreement, the term "Liens" shall mean all liens, mortgages, deeds of trust, deeds to secure debt, security interests, pledges, claims, charges, easements and other encumbrances of any nature whatsoever. As used in this Agreement, the term "Permitted Liens" shall mean (i) Liens for taxes or other assessments or charges of Governmental Entities that are not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves are being maintained by the Company or its Subsidiaries to the extent required by GAAP, (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law and created in the ordinary course of business for amounts not yet overdue or which are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate reserves are being maintained by the Company or its Subsidiaries to the extent required by GAAP, (iii) easements, rights-of-way, covenants and restrictions which do not (x) interfere materially with the ordinary conduct of any Company Property or the business of the Company and its Subsidiaries as a whole or (y) detract materially from the value or usefulness of the Company Properties to which they apply and (iv) the other Liens, if any, specified in the Company Disclosure Letter.

            (b) The Company Disclosure Letter sets forth a complete and accurate list of all material commitments, letters of intent or similar written understandings made or entered into by the Company or any of its Subsidiaries as of the date hereof (x) to sell, mortgage, pledge or hypothecate any Owned Properties, which, individually or in the aggregate, are material, or to otherwise enter into a material transaction in respect of the ownership or financing of any Company Property or (y) to purchase or to acquire an option, right of first refusal or similar right in respect of any real property, which, individually or in the aggregate, are material. The Company has delivered to Investor a true and complete copy of each such commitment, letter of intent or other understanding. The Company Disclosure Letter also sets forth a complete and accurate list of all agreements to purchase real property to which the Company or any Subsidiary is a party.

            (c) Except as set forth in the Company Disclosure Letter, none of the Company Properties is subject to any outstanding purchase options nor has the Company or any of its Subsidiaries entered into any outstanding contracts with others for the sale, mortgage, pledge, hypothecation, assignment, sublease, lease or other transfer of all or any part of any Company Property, and no person has any right or option to acquire, or right of first refusal with respect to, the Company's or any of its Subsidiaries' interest in any Company Property or any part thereof. Except as set forth in the Company Disclosure Letter, none of the Company or any of its Subsidiaries has any outstanding options or rights of first refusal or has entered into any outstanding contracts with others for the purchase of any real property.

            (d) The Company will deliver to Investor prior to the Effective Time a capital expenditure budget and schedule for each Company Property, which describes the capital expenditures which the Company or any Subsidiary has budgeted for such Company Property for the period ending December 31, 1997 (the "Capital Expenditure Budget and Schedule"). Except as set forth in the Capital Expenditure Budget and Schedule there are no capital expenditure budgets or projections for periods after December 31, 1996 except for the Company's financial projections for 1998 and 1999 which have heretofore been furnished to Investor. The costs and time schedules set forth in the Capital Expenditure Budget and Schedule are reasonable estimates and projections. Except as set forth in the Company Disclosure Letter, there are no outstanding or, to the knowledge of the Company, threatened requirements by any insurance company which has issued an insurance policy covering any Company Property, or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or alterations to be made to any Company Property that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

            (e) The Company will deliver to Investor prior to the Effective Time a list of each Company Property which consists of or includes undeveloped land or which is in the process of being developed or redeveloped (collectively, the "Development Properties") and a brief description of the development or redevelopment intended by the Company or any Subsidiary to be carried out or completed thereon (collectively, the "Projects"), including any budget and development schedule therefor prepared by or for the Company or any Subsidiary (collectively, the "Development Budget and Schedule"). The Company Disclosure Letter sets forth all agreements, permits, licenses, consents and authorizations which have been entered into or obtained with respect to each Development Property. To the knowledge of the Company and its Subsidiaries, there are no material impediments to or constraints on the development or redevelopment of any Project in all material respects within the time frame and for the cost set forth in the Development Budget and Schedule applicable thereto. In the case of each Project the development of which has commenced, to the knowledge of the Company and its Subsidiaries, the costs and expenses incurred or to be incurred in connection with such Project and the progress thereof are consistent and in compliance in all material respects with the Development Budget and Schedule applicable thereto. The Company has made available to Investor all feasibility studies, soil tests, due diligence reports and other studies, tests or reports performed by or for the Company at any time since the Company's initial public offering, which relate to the Development Properties or the Projects.

            (f) The Company and each of its Subsidiaries have good and sufficient title to all the personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Permitted Liens which are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Company.

            Section 5.14 Patents, Trademarks, Copyrights. (a) All patents and patent applications owned by or licensed to or used by the Company or any of its Subsidiaries that are listed in the Company Disclosure Letter have been duly filed in or issued by the United States Patent and Trademark Office or the corresponding offices of other countries or other jurisdictions to the extent set forth in the Company Disclosure Letter, and have been properly maintained in accordance with all applicable provisions of law and administrative regulations in the United States and each such country or other jurisdictions. Except as set forth in the Company Disclosure Letter: (i) the use of such patents by the Company and its Subsidiaries does not require the consent of any third party;
(ii) such patents are freely transferable and are owned exclusively by the Company and its Subsidiaries free and clear of any attachments, liens, royalties, encumbrances, adverse claims, licenses or any other ownership or other interest of any other person whatsoever; (iii) no person has a license from the Company or any of its Subsidiaries to use any of such patents or any claim which may arise from the existence of such patent applications; (iv) no outstanding order, decree, judgment or stipulation, and no proceeding charging the Company or any of its Subsidiaries with infringement of any adversely held patent has been served upon the Company or any of its Subsidiaries at any time during the five-year period prior to and ending on the date hereof or, to the best of the knowledge of the Company and its Subsidiaries, is threatened to be filed; (v) the conduct of the business of the Company and its Subsidiaries as now conducted or proposed to be conducted will not result in the infringement of any of such patents; and (vi) to the best of the knowledge of the Company and its Subsidiaries, no person is infringing upon any of such patents.

            (b) The Company and its Subsidiaries own or possess all other adequate licenses or other valid rights to use all other material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, know-how and other proprietary information used or held for use in connection with the business of the Company and its Subsidiaries as currently being conducted and is unaware of any assertions or claims challenging the validity of any of the foregoing. The conduct of the business of the Company and its Subsidiaries as now conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any material way, which is reasonably likely to have a Material Adverse Effect on the Company. No material infringement of any proprietary right owned by or licensed by or to the Company or any of its Subsidiaries is known to the Company or any of its Subsidiaries.

            Section 5.15 Insurance. The Company and each of its Subsidiaries has been and is insured by financially sound and reputable insurers unaffiliated with the Company or any of its Subsidiaries with respect to its property and the conduct of its business in such amounts and against such risks as are reasonably adequate to protect its properties and business, including, without limitation, comprehensive general liability (including, without limitation, automotive, public risk, property and directors' and officers' liability) and products liability insurance.

            Section 5.16 Takeover Statutes. The Board of Directors of the Company has taken all appropriate action so that neither Investor nor Sub will be an "interested stockholder" within the meaning of Section 203 of the Act, by virtue of the Investor's or Sub's entry into this Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereunder and thereunder.

            Section 5.17 Taxes. Except as set forth in the Company Disclosure Letter, (i) the Company and each of its Subsidiaries has filed all material Tax Returns (as hereinafter defined) required to have been filed, which returns are true and complete in all material respects; (ii) the Company and each of its Subsidiaries has duly paid or made provision on its books for the payment of all material Taxes (as hereinafter defined) (including material estimated Taxes and any interest or penalties) which are due and payable (whether or not shown on any such Tax Returns), and the Company has and each of its Subsidiaries has withheld or collected and paid over pursuant to applicable law all material Taxes they are required to withhold and collect, (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes of the Company or any of its Subsidiaries; (iv) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; and (v) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full. For purposes of this Agreement (a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

            Section 5.18 No Change of Control. Except as set forth in the Company Disclosure Letter, the consummation of the Merger and the transactions contemplated by this Agreement will not constitute a "change of control" or similar event under any contract or agreement of the Company giving use to a right to terminate or accelerate or resulting in an event of default thereunder or an increase in the Company's obligations thereunder. Copies of any such contracts or agreements and all amendments thereto will be promptly furnished to Investor after the date of this Agreement.

            Section 5.19 Brokers. No broker, investment banker or other person, other than the Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A copy of the engagement letter between the Financial Advisor and the Company setting forth the fees and expenses to be paid by the Company in connection with the transactions contemplated by this Agreement has been provided to Investor.

            Section 5.20 Disclosures. This Agreement and the Company Disclosure Letter, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

            Section 5.21 Company Disclosure Letter. All of the provisions of any agreement, document or other item listed on The Company Disclosure Letter are deemed set forth in the Company Disclosure Letter.

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

            Investor and Sub jointly and severally represent and warrant to the Company as follows:

            Section 6.1 Organization and Standing. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is wholly owned by Investor and was organized solely for the purpose of acquiring the Company and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the acquisition of the Company and this Agreement.

            Section 6.2 Authority; Non-Contravention. Sub has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and Investor as its sole stockholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a valid and binding obligation of Sub enforceable against Sub in accordance with its terms, except as the enforceability thereof may be limited by creditors' rights generally or by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sub under, any provision of (i) the Articles of Incorporation or By-Laws of Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sub or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Sub, materially impair the ability of Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                                   ARTICLE VII

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

            Section 7.1 Conduct of Business by the Company Pending the Merger. Except as otherwise expressly contemplated by this Agreement or as set forth in the Company Disclosure Letter and except as contemplated by the Current Operating Plan and Budget of the Company and its subsidiaries, attached hereto as Exhibit A (including the right to substitute projects of substantially similar characteristics), during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each or its Subsidiaries to, in all material respects carry on its business in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Disclosure Letter, and except as contemplated by the Current Operating Plan and Budget of the Company and its Subsidiaries, attached hereto as Exhibit A, and subject to the provisions of Sections 8.5 and 10.4, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Investor:

            (a) other than in connection with (i) the conversion of Exchangeable Preferred Stock into Common Stock in accordance with their current terms, (ii) the exercise of options outstanding prior to the date hereof in accordance with their current terms and (iii) the payment of dividends on the Exchangeable Preferred Stock in accordance with their current terms, (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends declared prior to the date of this Agreement, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than as specified in clauses (i) through (iii) of paragraph (a) above);

            (c) amend its Certificate of Incorporation or By-Laws;

            (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that in the aggregate have a value in excess of 1% of the Company's assets;

            (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that in the aggregate have an excess of 1% of the Company's assets;

            (f) amend or otherwise modify, or terminate, any material Contract, or enter into any joint venture, lease or management agreement or other material agreement of the Company or any of its Subsidiaries;

            (g) incur any additional indebtedness (including for this purpose any indebtedness evidenced by notes, debentures, bonds, leases or other similar instruments, or secured by any lien on any property, conditional sale obligations, obligations under any title retention agreement and obligations under letters of credit or similar credit transaction) in a single transaction or a group of related transactions, enter into a guaranty, or engage in any other financing arrangements having a value in excess of 1% of the Company's assets, or make any loans, advances or capital contributions to, or investments in, any other person;

            (h) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

            (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

            (j) revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

            (k) make any tax election, change any annual tax accounting period, amend any tax return, settle or compromise any income tax liability, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund or fail to make the payments or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

            (l) except in the ordinary course of business, settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby with a cost of $250,000 or more;

            (m) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

            (n) increase in any manner the compensation or fringe benefits of any of its directors, officers and other key employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than increases in the compensation of employees who are not officers or directors of the Company or any of its Subsidiaries made in the ordinary course of business consistent with past practice, or, except to the extent required by law, voluntarily accelerate the vesting of any compensation or benefit;

            (o) waive, amend or allow to lapse any term or condition of any confidentiality, "standstill", consulting, advisory or employment agreement to which the Company is a party;

            (p) approve any annual operating budgets for the Company and its Subsidiaries;

            (q) change the Company's dividend policy;

            (r) enter into any transaction with affiliates;

            (s) enter into any business other than the ownership, management, operation and development of assisted living facilities and business related thereto;

            (t) pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property or (iv) make a general assignment for the benefit of its creditors;

            (u) purchase or lease or enter into a binding agreement to purchase or lease any real property;

            (v) enter into any employment agreement with any officer or employee;

            (w) enter into any development agreement, option relating to new development or any other obligation relating to new development which in the aggregate would have a cost to the Company in excess of 1% of the Company's assets;

            (x) take, or agree in writing or otherwise to take, any of the foregoing actions.

            During the period from the date of this Agreement through the Effective Time, (i) as requested by Investor, the Company shall confer on a regular basis with one or more representatives of Investor with respect to material operational matters; (ii) the Company shall, within 30 days following each fiscal month, deliver to Investor financial statements, including an income statement and balance sheet for such month; and (iii) upon the knowledge of the Company or any of its Subsidiaries of any Material Adverse Change to the Company, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein, the Company shall promptly notify Investor thereof.

            Notwithstanding any provision contained in this Agreement, action taken by the Company and its Subsidiaries which is permitted under this Section
7.1 shall not constitute a misrepresentation or breach of warranty or covenant. The Company shall have the right to update the Company Disclosure Letter, as it relates to Section 5.11, between the date hereof and the Effective Time to reflect actions taken by the Company and its Subsidiaries which are permitted to be taken pursuant to this Section 7.1.

            Section 7.2 Conduct of Business of Sub Pending the Merger. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

            Section 8.1 Registration Statement/Proxy Statement. The Company shall promptly prepare and file with the Commission as soon as practicable, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Retained Surviving Corporation Shares issuable in the Merger, portions of which Registration Statement shall also serve as the proxy statement of the Company with respect to the Special Meeting (the "Proxy Statement/Prospectus"); provided that, at the Company's election, the Proxy Statement/Prospectus shall be filed as confidential proxy material and the filing of the Form S-4 shall be made at such later date prior to the clearance by the United States Securities and Exchange Commission (the "SEC") of the Proxy Statement/Prospectus as Investor shall determine. The Company will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. The Company shall use all reasonable efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the filing thereof (including, without limitation, responding to any comments received from the

Commission with respect thereto) and to keep the Form S-4 effective as long as is necessary to consummate the Merger. The Company shall, as promptly as practicable, provide to Investor copies of any written comments received from the SEC with respect to the Proxy Statement/Prospectus or the Form S-4 and advise Investor of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Investor will cooperate with the Company in preparing the Proxy Statement/Prospectus and provide the Company with the information required to be provided by the Investor in the Proxy Statement/Prospectus. The Company shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by the Merger Agreement and will pay all expenses incident thereto. Investor agrees that none of the information supplied or to be supplied by Investor for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus (i) in the case of the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Special Meeting, or (ii) in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus (i) in the case of the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Special Meeting, or, (ii) in the case of the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Investor or Sub will be deemed to have been supplied by Investor and information concerning or related to the Company shall be deemed to have been supplied by the Company. No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company without the approval of Investor which will not be unreasonably withheld. The Company will advise Investor promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of the Retained Surviving Corporation Shares issuable in connection with the Merger for offering or sale in any jurisdiction.

            Section 8.2 Compliance with the Securities Act. At least 30 days prior to the Effective Time, the Company shall deliver to Investor a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for the Company Meeting, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use all reasonable efforts to deliver or cause to be delivered to Investor, prior to the Effective Time, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit B (an "Affiliate Letter"). Investor shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Retained Surviving Corporation Shares to be received by such Affiliates pursuant to the terms of the Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Retained Surviving Corporation Shares, consistent with the terms of such Affiliate Letters.

            Section 8.3 Indemnification. (a) Investor shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of each person who is now or has at any time prior to the date hereof been entitled to the benefit of the indemnification provisions set forth in the Company's Certificate of Incorporation and Bylaws (the "Indemnified Parties"), to the fullest extent now or hereafter permitted under the Act, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

            (b) The Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity obligations provided for in this Section 8.3.

            (c) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Certificate of Incorporation or Bylaws of the Company, under the DGCL or otherwise. The provisions of this Section shall survive the consummation of the Merger and are expressly intended to benefit each of the Indemnified Parties.

            (d) The Surviving Corporation shall maintain in effect for not less than three years after the Effective Time the current policies of directors, and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Time; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are no less advantageous to the Indemnified Parties; provided, however, that the Surviving Corporation shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

            Section 8.4 Additional Agreements. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

            (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Investor, the Company and the Surviving Corporation shall take all such necessary action.

            (c) At the request and expense of Investor, the Company will take all action reasonably requested by Investor to assist the Investor in obtaining the necessary financing for the Surviving Corporation to enable the Investor to cause the Company to consummate the transactions contemplated hereby.

            (d) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

            Section 8.5 No Shop. The Company agrees (a) that neither it nor any of its subsidiaries shall, nor shall its or any of its Subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or except as may be required in the exercise of the fiduciary duties of the Company's directors to the Company or its shareholders after receiving advice from outside counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 8.5; provided, however, that nothing contained in this Section 8.5 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors of the Company after receiving advice of outside counsel, may be required under applicable law. From and after the execution of this Agreement, the Company shall immediately advise Investor in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Alternative Proposal (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Investor within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto. In addition, the Company shall immediately advise Investor, in writing, if the Board of Directors of the Company shall make any determination as to any Alternative Proposal.

            Section 8.6 Advice of Changes; SEC Filings. The Company shall confer on a regular basis with Investor on operational matters and provide Investor with data with respect to the Investor and its Subsidiaries and access to the personnel of the Company and its Subsidiaries, in each case, as Investor shall reasonably request. Investor and the Company shall promptly advise each other orally and in writing of any change or event that has had, or could reasonably be expected to have, a Material Adverse Effect on Investor or the Company, as the case may be. The Company and Investor shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

            Section 8.7 Registration Rights Agreement. Prior to the Effective Time, the Company shall execute and deliver to Investor a registration rights agreement (the "Registration Rights Agreement") in a form mutually acceptable to Investor and the Company which will be effective as of the Effective Time, such agreement to provide

Investor with five demand registration rights unlimited piggyback and S-3 registration rights for its Shares all subject to customary terms and provisions.

            Section 8.8 Directors. At the Effective Time, the Company will obtain a resignation of each director not specified in Schedule 2.3.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

            Section 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Common Stock.

            (b) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the Commission and remain in effect and all necessary approvals under state securities laws relating to the issuance or trading of the Retained Surviving Corporation Shares to be issued to stockholders of the Company in connection with the Merger shall have been obtained.

            (c) No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use all commercially reasonable efforts to have any such injunction lifted).

            Section 9.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

            (a) Investor and Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of Investor and Sub contained in this Agreement (i) shall be true in all material respects and (ii) shall not, individually or in the aggregate, contain any untrue statement(s) which has had, or is reasonably likely to have, a Investor Material Adverse Effect, in each case, when made and on and as of the Effective Time as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement, and the Company shall have received a certificate of the Chief Executive Officer of Investor and Sub to that effect.

            Section 9.3 Conditions to Obligations of Investor and Sub to Effect the Merger. The obligations of Investor and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Investor:

            (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of the Company contained in this Agreement shall not, individually or in the aggregate, contain any untrue statement(s) which has had, or is reasonably likely to have, a Material Adverse Effect on the Company, in each case, when made and on and as of the Effective Time as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement, and Investor and Sub shall have received a certificate of the Chief Executive Officer of the Company to that effect.

            (b) All filings required to be made prior to the Effective Time with, and all material consents, approvals, authorizations and Permits required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the consummation of the Merger, shall have been made and/or obtained.

            (c) All material, individually or in the aggregate, notices required to be given by the Company and its subsidiaries prior to the Effective Time with, and all material, individually or in the aggregate, consents, approvals, authorizations, waivers and amendments required to be obtained by the Company and its subsidiaries prior to the Effective Time from, any third party in connection with the consummation of the Merger, including, without limitation, the notices, consents, approvals, authorizations, waivers and amendments specified in Schedule 9.3(c), shall have been made and/or obtained without the Company incurring unreasonable costs.

            (d) No change, event or circumstances (other than changes, events or circumstances affecting general economic conditions or affecting the industry in which the Company operates) shall have occurred since the date of this Agreement which, either individually or in the aggregate, is reasonably likely to be materially adverse to the business, assets, prospects, liabilities, properties or financial condition of the Company and its Subsidiaries taken as a whole or the results of operations of the stabilized properties of the Company and its Subsidiaries taken as a whole.

            (e) The Company shall have delivered to Investor the Capital Expenditure Budget and Schedule and the Development Budget and Schedule (the "Budgets"), and the Budgets shall reasonably support the projections included in the Project Face-Off - Kapson Financial Overview, prepared by Salomon Inc. (the "Salomon Brothers Book").

            (f) The Company shall have delivered to Investor legal, valid and binding agreements relating to the items specified in Schedule 9.3 (f) (the "Section 9.3 Agreements"), and the Section 9.3 Agreements together with other agreements set forth in the Company Disclosure Letter shall reasonably support the projections specified in the Salomon Brothers Book.

                                    ARTICLE X
                        TERMINATION, AMENDMENT AND WAIVER

            Section 10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Investor and the Company.

            Section 10.2 Termination by Either Investor or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of the Company or by the Investor if (a) the Merger shall not have been consummated by March 31, 1998 (the "Termination Date"), (b) the approval of the Company's stockholders shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof which shall in any event take place prior to March 31, 1998, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to clause (c) above shall have used all commercially reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger.

            Section 10.3 Termination by Investor. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the Investor, if (i) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Investor its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders or (ii) any of the conditions specified in Sections 9.1 and 9.3 shall have not been met or waived by Investor at such time as such condition can no longer be satisfied (provided that the right of Investor to terminate this Agreement pursuant to this clause (ii) shall not be available to Investor if Investor's failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of any such condition).

            Section 10.4 Termination by the Company. (a) This Agreement may be terminated and the Merger abandoned by the Company at any time prior to the approval of the Merger by the stockholders of the Company in accordance with applicable law, if there is an Alternative Proposal which the Board of Directors of the Company in good faith determines represents a superior transaction for the stockholders of the Company as compared to the Merger, and the Board of Directors of the Company determines, after consultation with counsel, that failure to terminate this Agreement would be inconsistent with the compliance by the Board of Directors of the Company with its fiduciary duties to stockholders imposed by law; provided, however, that the right to terminate this Agreement pursuant to this Section 10.4(a) shall not be available (i) if the Company has breached in any material respect its obligations under Section 8.5, (ii) if the Alternative Proposal is subject to a financing condition, unless the Board of Directors of the Company is of the opinion, after receiving a written opinion from a nationally recognized investment banking firm, that the Alternative Proposal is financeable. The Company will provide Investor with two days' written notice of its intention to so terminate the Agreement.

            (b) This Agreement may be terminated and the Merger abandoned by the Company if any of the conditions specified in Sections 9.1 and 9.2 shall not have been met or waived by the Company at such time as such condition can no longer be satisfied (provided that the right of the Company to terminate this Agreement pursuant to this paragraph (b) shall not be available to the Company if the Company's failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of any such condition).

            Section 10.5 Effect of Termination and Abandonment. (a) In the event that (w) this Agreement is terminated by either party pursuant to Section 10.2(b), (x) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Investor its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders and Investor shall have terminated this Agreement pursuant to Section 10.3(i), (y) this Agreement shall have been terminated by the Company pursuant to Section 10.4(a) or (z) any person shall have made an Alternative Proposal at $15.00 per share of Common Stock or more for 75% or more of the Common Stock and thereafter this Agreement is terminated for any reason other than those set forth in clauses (w), (x) or
(y) above and within 6 months thereafter the Company shall have entered into an agreement with respect to an Alternative Proposal at $15.00 per share of Common Stock or more for 75% or more of the Common Stock, then the Company shall promptly, but in no event later than two days after such termination, pay Investor a fee of $6,000,000 (a "Termination Fee"). In the event this Agreement is terminated as a result of the failure of the conditions specified in Sections 9.3(a), (b), (c), (d), (e) or (f) then the Company shall promptly reimburse Investor for all out-of-pocket costs and expenses incurred by Investor in connection with this Agreement and the transactions contemplated hereby, including, without limitation, costs and expenses of accountants, attorneys and financial advisors in an amount not to exceed $1,000,000. The Company acknowledges that the agreements contained in this Section 10.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Investor and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the termination fee pursuant to this Section 10.5(a), and, in order to obtain such payment, Investor or Sub commences a suit which results in a judgment against the Company for the fee and expenses set forth in this Section 10.5(a), the Company shall pay to Investor its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of such fee and expenses at the rate of 10% per annum compounded quarterly (but in no event at a rate in excess of the rate permitted by Delaware law). In addition, in the event of termination of this Agreement and the abandonment of the Merger for any reason, the parties will cooperate to cause the prompt withdrawal of any applications for licenses, permits or other consents or approvals submitted by the Company in anticipation of effectuating the Merger. The sole rights and remedies of Investor and Sub for any misrepresentation or breach of warranty or covenant arising under this Agreement shall be limited to the specific rights and remedies set forth in this
Section 10.5.

            (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article X, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 10.5 and Section 11.3.

                                   ARTICLE XI

                                  MISCELLANEOUS

            Section 11.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement shall terminate at the Effective Time.

            Section 11.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

            If to Investor:

            Prometheus Senior Quarters LLC
            c/o Lazard Freres Real Estate Investors L.L.C.
            30 Rockefeller Plaza, 63rd Floor
            New York, New York 10020
            Attention: Robert P. Freeman and Murry N. Gunty
            Facsimile: (212) 332-5980
            Telephone: (212) 632-6026

            with a copy to:

            Fried, Frank, Harris, Shriver & Jacobson
            One New York Plaza
            New York, New York  10004-1980
            Attention: Jonathan L. Mechanic, Esq.
            Facsimile: (212) 859-4000
            Telephone: (212) 859-8000

            If to the Company:

            Glenn Kaplan
            Kapson Senior Quarters Corp.
            125 Froelich Farm Blvd.
            Woodbury, New York 11797
            Facsimile: (516) 921-8367
            Telephone: (516) 921-8900
            with a copy to:
            Proskauer Rose LLP
            1585 Broadway
            New York, New York 10036
            Attention: Arnold J. Levine, Esq.
            Facsimile: (212) 969-2900
            Telephone: (212) 969-3000

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

            Section 11.3 Fees and Expenses. Whether or not the Merger is consummated, except as provided in Section 10.5, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated except as expressly provided herein.

            Section 11.4 Publicity. So long as this Agreement is in effect, Investor, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

            Section 11.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            Section 11.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Investor shall have the right to assign any of its rights or obligations hereunder to any affiliate of Investor so long as Investor shall not be released from any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this

Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties shall be third-party beneficiaries of Investor's agreement contained in
Section 8.6 hereof.

            Section 11.7 Entire Agreement. This Agreement, the Exhibits hereto, the Company Disclosure Letter, the Confidentiality Agreement dated September 12, 1997, between the Company and Investor and any documents delivered by the parties in connection herewith and therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

            Section 11.8 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Mergers by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            Section 11.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS.

            Section 11.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

            Section 11.11 Headings and Table of Contents. Headings of the Articles and Sections of this Agreement and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

            Section 11.12 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

            Section 11.13 Waivers. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

            Section 11.14 Incorporation of Exhibits. The Company Disclosure Letter and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

            Section 11.15 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            Section 11.16 Subsidiaries. As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. It being understood and agreed that each of Senior Quarters at Forsgate L.L.C. and Senior Quarters at Glen Riddle L.P. shall be deemed Subsidiaries of the Company for the purpose of this Agreement. As used in this Agreement, the term "knowledge," with respect to the Company and its Subsidiaries, shall mean the actual knowledge of Messrs. Glenn Kaplan, Wayne Kaplan, Evan Kaplan or Raymond DioGuardi.

            IN WITNESS WHEREOF, Investor, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                              PROMETHEUS SENIOR QUARTERS LLC

                              By:   LAZARD FRERES REAL ESTATE
                                    INVESTORS L.L.C.


                              By: /s/ Robert P. Freeman
                                  ---------------------------------
                                    Robert P. Freeman
                                    President


                              PROMETHEUS ACQUISITION CORP.


                              By: /s/ Robert P. Freeman
                                  ---------------------------------
                                    Robert P. Freeman
                                    President


                              KAPSON SENIOR QUARTERS CORP.


                              By: /s/ Glenn Kaplan
                                  ---------------------------------
                                    Glenn Kaplan
                                    Chairman and Chief Executive Officer

      Lazard Freres Real Estate Investors LLC ("LFRE") hereby irrevocably, unconditionally and completely guarantees and ensures the full and timely payment and performance of all of Investor's and Sub's obligations and liabilities under this Agreement and any agreements, documents or instruments executed or to be executed by either of them in connection herewith, including, without limitation, causing Sub to comply with Section 3.4(b) and Investor to comply with Section 3.5(a) hereof. The obligations and liabilities under this guaranty constitute primary obligations and liabilities of LFRE and shall not be affected by the absence of an action to enforce obligations of, or any proceedings first against, Investor or Sub, any defense, offset, claim, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of LFRE as a surety or guarantor. LFRE represents and warrants that it is the sole member of Investor.

LAZARD FRERES REAL ESTATE
INVESTORS LLC


By: /s/ Robert P. Freeman
    -------------------------------
      Robert P. Freeman
      President